Prospectus Supplement No. 9 To Prospectus dated April 19, 2024	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-276479

VOLATO GROUP, INC.

Up to 8,092,122 Shares of Common Stock
Up to 15,226,000 Warrants and
Up to 15,226,000 Shares of Common Stock Issuable Upon Exercise of the Warrants
Offered by the Selling Stockholders

We are supplementing the prospectus dated April 19, 2024, covering the offer and sale, from time to time, by the selling stockholders named in the prospectus, or any of their pledgees, donees, transferees, assignees and successors-in-interest and other permitted transferees that hold any of the selling stockholders’ interest in the shares of Class A common stock of Volato Group, Inc. (the “Common Stock”) and private warrants (the “Private Warrants” and together with the Public Warrants (as defined therein), the “Warrants”) after the date of the prospectus (“permitted transferees” and, collectively with such selling stockholders, the “Selling Stockholders”), of up to an aggregate of 23,318,122 shares of Common Stock, the issuance of which was previously registered on a Registration Statement on Form S-1 (File No. 333-276479).

This prospectus supplement supplements information contained in the prospectus dated April 19, 2024 and should be read in conjunction therewith, including any previous supplements and amendments thereto, which are to be delivered with this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated April 19, 2024, including any previous supplements and amendments thereto.

This prospectus supplement is being filed to update and supplement the information in the prospectus dated April 19, 2024 with information contained in our Current Report on Form 8-K, filed with the SEC on October 8, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 8 of the prospectus dated April 19, 2024 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement in truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 8, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________
FORM 8-K
_________________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 3, 2024
_________________________________________________________
VOLATO GROUP, INC.
(Exact name of registrant as specified in its charter)
_________________________________________________________

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1954 Airport Road, Suite 124
Chamblee, GA 30341
(Address of principal executive offices) (zip code)
844-399-8998
Registrant’s telephone number, including area code
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOARW	OTC Pink
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.07 Submission of Matters to a Vote of Security Holders
The special meeting of stockholders (the “Special Meeting”) of Volato Group, Inc. (the "Company") was held in a virtual-only format on October 3, 2024 at 8:00 a.m., Eastern Time, via live webcast. Proxies were solicited pursuant to the Company’s proxy statement filed on September 4, 2024 with the United States Securities and Exchange Commission ("SEC") under Section 14(a) of the Securities Exchange Act of 1934, as amended. As of September 3, 2024, the record date for the Special Meeting, the number of shares of common stock outstanding and entitled to vote at the Special Meeting was 29,534,339. The number of shares of common stock present or represented by valid proxy at the Special Meeting was 16,924,128, representing approximately 57.3% of the total number of shares of common stock entitled to vote at the Special Meeting. Each share of common stock was entitled to one vote with respect to matters submitted to the Company’s stockholders at the Special Meeting.

At the Special Meeting, the Company’s stockholders were asked approve Amendments to the Second Amended and Restated Certificate of Incorporation to: (i) Effect a Reverse Stock Split, (ii) Increase the Number of Authorized Shares of Class A Common Stock, (iii) Allow Stockholders to Act by Written Consent, (iv) Reduce the Quorum Requirement from a Majority to Thirty-Three and One-Third Percent (33-1/3%) and (v) Approve an Adjournment of the Special Meeting.

The voting results reported below are final.

The following is a summary of the matters voted on at the Special Meeting.

Proposal 1 - Effect a Reverse Stock Split
The approval to Effect a Reverse Stock split was ratified. The results of the election were as follow:

FOR	AGAINST	ABSTAIN	BROKER NON VOTES
17,581,247	800,909	132,639	—

Proposal 2 - Increase the Number of Authorized Shares of Class A Common Stock
The approval to Increase the Number of Authorized Shares of Class A Commons Stock was ratified. The results of the ratification were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON VOTES
14,977,421	3,405,063	132,311	—

Proposal 3 -Allow Stockholders to Act by Written Consent
The approval to Allow Stockholders to Act by Written Consent was ratified. The results of the ratification were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON VOTES
12,701,531	834,084	614,293	4,961,132

Proposal 4 -Reduce the Quorum Requirement from a Majority to Thirty-Three and One-Third Percent (33-1/3%)
The approval to Reduce the Quorum Requirement from a Majority to Thirty-Three and One-Third Percent (33-1/3%) was ratified. The results of the ratification were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON VOTES
11,479,657	2,055,846	18,160	4,961,132

Proposal 5 - Approve Adjournment of the Special Meeting
The approval for the Adjournment of the Special Meeting was ratified. The results of the ratification were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON VOTES
13,529,153	4,196,486	789,156	—

No other matters were submitted to or voted on by the Company's stockholders at the Special Meeting.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 8, 2024

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer